Exhibit 99.1

       Glacier Bancorp, Inc. Earnings for Quarter and Nine Months Ended
                              September 30, 2004

     HIGHLIGHTS:

     *  Total assets exceed a record $3 billion.

     * Net earnings for quarter a record $11.680 million, up 20 percent from last year's quarter.

     * Net earnings for nine months $33.053 million, up $4.576 million, or 16 percent from last year.

     * Diluted quarterly earnings per share of $.47, up 21 percent from last year's quarter.

     * Diluted earnings per share for nine months of $1.33, up 14 percent from last year.

     * Loans outstanding increased $231 million, or 16 percent, since December 31, 2003.

     * Non-interest bearing deposits increased $70 million, or 19 percent, since December 31, 2003.

     * Cash dividend of $.17 declared, resulting in year-to-date dividends of $.51, which is an increase of $.07, or 16 percent over the prior year-to-date.


     KALISPELL, Mont., Oct. 21 /PRNewswire-FirstCall/ --

     Earnings Summary
     (Unaudited - $ in thousands,    Three months ended  Nine months ended
      except per share data)            September 30,     September 30,
                                        2004     2003    2004     2003

     Net earnings                      $11,680  $9,697  $33,053  $28,477
     Diluted earnings per share          $0.47   $0.39    $1.33    $1.17
     Return on average
      assets (annualized)                1.57%   1.49%    1.54%    1.58%
     Return on average
      equity (annualized)               18.12%  17.10%   17.74%   17.00%


    Glacier Bancorp, Inc. (Nasdaq: GBCI) reported net quarterly earnings of $11.680 million, an increase of $1.983 million, or 20 percent, over the $9.697 million for the third quarter of 2003. Diluted earnings per share for the quarter of $.47, is an increase of 21 percent over the per share earnings of $.39 for the same quarter of 2003. "We are very pleased with our performance for the quarter and year-to-date, as all seven banks performed at a high level. We are especially pleased with the excellent loan and low cost deposit growth we continue to experience," said Mick Blodnick, President and Chief Executive Officer. Return on average assets and return on average equity for the quarter were 1.57 percent and 18.12 percent, respectively, which compares with prior year returns of 1.49 percent and 17.10 percent.
    Net earnings for the nine months ended September 30, 2004 were $33.053 million, which is an increase of $4.576 million, or 16 percent over the same period of the prior year. Without the 2003 gain on sale of securities, net year-to-date earnings increased $5.419 million, or 20 percent. Diluted earnings per share of $1.33, is an increase of 14 percent over the $1.17 earned in the first nine months of 2003. The 2004 nine month return on average assets and return on average equity were 1.54 percent and 17.74 percent, respectively, which compares with the prior year nine month returns of 1.58 percent and 17.00 percent.


     Assets                                             $ change  $ change
     (Unaudited                                           from      from
      - $ in          Sept. 30,   Dec. 31,   Sept. 30,  Dec. 31, Sept. 30,
     thousands)          2004       2003        2003      2003      2003

     Cash on hand
      and in banks     $69,625      77,093     67,538    (7,468)    2,087
     Investments,
      interest bearing
      deposits, FHLB
      stock, and
      FRB stock      1,145,667   1,106,001  1,046,446    39,666    99,221
     Loans:
       Real estate     373,662     317,774    345,091    55,888    28,571
       Commercial      973,869     841,306    829,513   132,563   144,356
       Consumer        338,158     295,275    292,516    42,883    45,642
        Total loans  1,685,689   1,454,355  1,467,120   231,334   218,569
       Allowance for
        loan losses    (26,075)    (23,990)   (23,920)   (2,085)   (2,155)
        Total loans
         net of
         allowance
         for losses  1,659,614   1,430,365  1,443,200   229,249   216,414
     Other assets      127,793     126,174    125,890     1,619     1,903
       Total Assets $3,002,699   2,739,633  2,683,074   263,066   319,625


    At September 30, 2004 total assets were $3.003 billion which is $320 million greater than the September 30, 2003 assets of $2.683 billion, an increase of 12 percent, and $263 million greater than the December 31, 2003 assets of $2.740 billion, a 10 percent increase.
    Total loans have increased $219 million from September 30, 2003 and $231 million from December 31, 2003, an increase of 16 percent. Since year end 2003, commercial loans have increased $133 million, or 16 percent, and real estate loans gained $56 million, or 18 percent. Consumer loans have increased $43 million, or 15 percent, primarily from increases in home equity loans which continue to be the primary source of our consumer loan originations.
Our banks continue to generate impressive loan volume. For the past two quarters our loan growth has far exceeded our anticipated growth.
    Investment securities, including interest bearing deposits in other financial institutions, have increased $99 million from September 30, 2003, and are $40 million more than at December 31, 2003. Additional investments were made to utilize excess funding liquidity, and to capture the value of the spread between short term funding rates and the rates on two-to-five year maturity assets.


    Liabilities                                         $ change  $ change
      (Unaudited -                                        from      from
      $ in            Sept. 30,    Dec. 31,   Sept. 30,  Dec. 31, Sept. 30,
      thousands)        2004        2003        2003      2003      2003

     Non-interest
      bearing
      deposits        $438,578     369,052     392,746    69,526    45,832
     Interest
      bearing
      deposits       1,249,543   1,228,573   1,225,653    20,970    23,890
     Advances
      from Federal
      Home Loan
      Bank             854,056     777,294     714,837    76,762   139,219
     Securities
      sold under
      agreements
      to repurchase
      and other
      borrowed
      funds             82,686      64,986      58,787    17,700    23,899
     Other
      liabilities       34,858      26,889      27,946     7,969     6,912
     Subordinated
      debentures        80,000      35,000      35,000    45,000    45,000
     Total
      liabilities   $2,739,721   2,501,794   2,454,969   237,927   284,752


    Non-interest bearing deposits have increased $70 million, or 19 percent, since December 31, 2003 and are $46 million, or 12 percent, greater than the September 30, 2003 balance. This continues to be a primary focus of our banks and the programs we have initiated this past year continue to gain momentum. Total deposits have increased $70 million from the September 30, 2003 balances and $90 million from December 31, 2003. This growth in deposits, a low cost stable funding source, gives us increased flexibility in managing our asset mix. Federal Home Loan Bank advances have also increased, $77 million from December 31, 2003, and $139 million from September 30, 2003, as we continue to take advantage of the flexibility of that funding source in this current period of low interest rates. Repurchase agreements and other borrowed funds also have increased from the prior year and from year end 2003 as we continue to use these cost effective sources of funding. On March 24, 2004, subordinated debentures in the form of trust preferred securities of $45 million, with an interest rate of 5.79 percent, were issued. The proceeds were used for general corporate purposes.


     Stockholders' equity
      (Unaudited -                                       $ change  $ change
      $ in thousands                                       from      from
      except per       Sept. 30,   Dec. 31,   Sept. 30,  Dec. 31,  Sept. 30,
      share data)        2004        2003       2003       2003      2003

     Common equity    $254,897     231,223     224,149    23,674    30,748
     Net unrealized
      gain on
      securities         8,081       6,616       3,956     1,465     4,125
        Total
         stockholders'
         equity       $262,978     237,839     228,105    25,139    34,873

     Stockholders'
      equity to
      total assets       8.76%       8.68%       8.50%
     Book value
      per common share  $10.73        9.83        9.44      0.90      1.29
     Market price
      per share at
      end of quarter    $29.16       25.98       21.94      3.18      7.22

    Total equity and book value per share amounts have increased substantially from the prior year, primarily the result of earnings retention, and stock options exercised. Net unrealized gains on securities available for sale of $8 million at September 30, 2004 is greater than the $7 million at year end 2003 and the $4 million at September 30, 2003, and is primarily a function of interest rate changes.


   Operating Results for Three Months Ended September 30, 2004 Compared to
                              September 30, 2003

    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003 and the Ione, Washington branch as of June 4, 2004.


     Revenue summary
     (Unaudited -
     $ in thousands)
                                      Three months ended September 30,
                                   2004       2003      $ change   % change

     Net interest income         $27,385    $23,664       $3,721       16%

     Non-interest income
      Service charges, loan
       fees, and other fees        6,437      5,172        1,265       24%
      Gain on sale of loans        2,211      3,258       (1,047)     -32%
      Gain on sale of
       investments, net of
       impairment charge              --          5           (5)    -100%
      Other income                   489        478           11        2%
        Total non-interest
         income                    9,137      8,913          224        3%
                                 $36,522    $32,577       $3,945       12%

     Tax equivalent
      net interest margin          4.11%      4.12%


    Net Interest Income
    Net interest income for the quarter increased $3.721 million, or 16 percent, over the same period in 2003. Total interest income increased $4.537 million, or 14 percent, while total interest expense was $816 thousand higher. "Premium amortization on our investments was reduced significantly from the second quarter due to a substantial reduction in the level of mortgage prepayments which resulted in higher returns on our investments," said Blodnick. The investment portfolio generated approximately 64 percent of the increase in interest income with the remainder coming from the increase in loans outstanding. The increase in interest expense is primarily attributed to the increase in non-interest bearing deposits and a reduction in rates on maturing fixed term interest bearing deposits. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.11 percent which was near the 4.12 percent result for the third quarter of 2003. The margin for the third quarter increased from the 4.04 percent experienced for the second quarter of 2004. Premium amortization on mortgage related investments for the third quarter was $2.722 million, a decrease of $745 thousand from the second quarter and a decrease of $1.254 million from the third quarter of last year. "We continue to deploy a strategy of investing in short term securities that carry lower current yields. We believe it is inappropriate in this rate environment to extend maturities in order to achieve higher yields," said Blodnick.

    Non-interest Income
    Fee income increased $1.265 million, or 24 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts and additional customer services offered. Gain on sale of loans decreased $1.047 million from the third quarter of last year, because of greatly reduced refinance activity, but increased $185 thousand from this years' second quarter which was $255 thousand higher than the first quarter. Loan origination activity for housing purchases remains quite strong in our markets, with $176 million in residential loans originated in the third quarter and $488 million year to date.


     Non-interest expense summary
     (Unaudited - $ in thousands)    Three months ended September 30,
                                  2004       2003     $ change   % change
      Compensation and
       employee benefits         $10,067     $9,448       $619       7%
      Occupancy and
       equipment expense           2,662      2,536        126       5%
      Outsourced data
       processing                    346        393        (47)    -12%
      Core deposit intangibles
       amortization                  265        308        (43)    -14%
      Other expenses               4,649      4,362        287       7%
        Total non-interest
         expense                 $17,989    $17,047       $942       6%


    Non-interest Expense
    Non-interest expense increased by $942 thousand, or 6 percent, from the same quarter of 2003 including expenses from the Ione branch acquisition, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, Montana. Compensation and benefit expense increased $619 thousand, or 7 percent from the third quarter of 2003, with the additional bank branches, normal compensation increases for job performance and increased cost for benefits tied to Company performance, accounting for the majority of the increase. Occupancy and equipment expense increased $126 thousand, or 5 percent, reflecting the cost of the additional locations. Outsourced data processing expense decreased by $47 thousand. Other expenses increased $287 thousand, or 7 percent, primarily from additional marketing expenses, and costs associated with new branch offices. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 49 percent for the 2004 quarter which is a significant improvement from the 52 percent for the 2003 quarter.


     Credit quality information       Sept. 30,    Dec. 31,     Sept. 30,
     (Unaudited - $ in thousands)       2004         2003         2003

     Allowance for loan losses        $26,075      $23,990      $23,920

     Non-performing assets             12,308       13,068       10,489
     Allowance as a percentage
      of non performing assets           212%         184%         228%

     Non-performing assets
      as a percentage of
      total assets                      0.41%        0.48%        0.39%

     Allowance as a percentage
      of total loans                    1.55%        1.65%        1.63%

     Net charge-offs as a
      percentage of loans              0.054%       0.118%       0.075%


    Allowance for Loan Loss and Non-Performing Assets
    Non-performing assets as a percentage of total assets at September 30, 2004 were at .41 percent, a decrease from .48 percent at December 31, 2003 but a slight increase from .39 percent at September 30, 2003 and .37 percent at June 30, 2004. This compares favorably to the Federal Reserve Bank Peer Group average of .59 percent at June 30, 2004, the most recent information available. The allowance for loan losses was 212 percent of non-performing assets at September 30, 2004, compared to 228 percent a year ago. The allowance has increased $2.155 million, or 9 percent, from a year ago to $26.075 million, which is 1.55 percent of September 30, 2004 total loans outstanding, down slightly from the 1.63 percent a year ago. The third quarter provision expense for loan losses was $1.200 million, a decrease of $21 thousand from the same quarter in 2003.


    Operating Results for Nine Months Ended September 30, 2004 Compared to
                              September 30, 2003

    Operating results include amounts related to the operation of the three branches acquired with the Pend Oreille Bank as of July 15, 2003 and the Ione, Washington branch as of June 4, 2004.


     Revenue summary
      (Unaudited - $ in thousands)
                                     Nine months ended September 30,
                                  2004       2003    $ change   % change

     Net interest income         $79,553    $67,465    $12,088      18%

     Non-interest income
      Service charges,
       loan fees, and
        other fees                17,851     14,769      3,082      21%
      Gain on sale of loans        6,008      8,740     (2,732)    -31%
      Gain on sale of
       investments, net of
       impairment charge              --      1,253     (1,253)   -100%
      Other income                 1,537      1,477         60       4%
       Total non-interest
        income                    25,396     26,239       (843)     -3%
                                $104,949    $93,704    $11,245      12%

     Tax equivalent net
      interest margin              4.15%      4.21%


    Net Interest Income
    Net interest income for the first nine months increased $12.088 million, or 18 percent, over the same period in 2003. Total interest income was $11.768 million, or 12 percent higher than the same period in 2003, while total interest expense was $320 thousand lower. The investment portfolio generated approximately 76 percent of the increase in interest income. Additional interest income from the large increase in loans outstanding was partially offset by lower rates on the loan portfolio due to refinancing, and re-pricing of existing loans. The decrease in interest expense is primarily attributed to the increase in non-interest bearing deposits and a reduction in rates on maturing fixed term interest bearing deposits and Federal Home Loan Bank borrowings. The interest expense on the subordinated debentures issued in March 2004 partially offset the above described reductions. The net interest margin as a percentage of earning assets, on a tax equivalent basis, was 4.15 percent which was a decrease from 4.21 percent for the same period in 2003.

    Non-interest Income
    Fee income increased $3.082 million, or 21 percent, over the same period last year, driven primarily by an increased number of loan and deposit accounts and the fee income associated with this growth in accounts. Gain on sale of loans decreased $2.732 million, or 31 percent, from last year, because of greatly reduced refinance activity. Loan origination activity for housing purchases remains quite strong in our markets. In 2003 gains on sale of investments, net of impairment charge, of $1.253 million were recorded and zero gains were realized in 2004.


     Non-interest expense summary
      (Unaudited - $ in thousands)
                                      Nine months ended September 30,
                                   2004      2003     $ change   % change

     Compensation and
      employee benefits          $29,724    $26,477     $3,247      12%
     Occupancy and equipment
      expense                      8,026      7,266        760      10%
     Outsourced data processing    1,127      1,221        (94)     -8%
     Core deposit intangibles
      amortization                   810        937       (127)    -14%
     Other expenses               13,736     12,354      1,382      11%
        Total non-interest
         expense                 $53,423    $48,255     $5,168      11%


    Non-interest Expense
    Non-interest expense increased by $5.168 million, or 11 percent, from 2003 including expenses from the acquisitions, two additional branches in Boise, Idaho, and a new branch in downtown Bozeman, one of the fastest growing cities in Montana. Compensation and benefit expense increased $3.247 million, or 12 percent, with the additional bank branches, normal compensation increases for job performance and increased cost for benefits tied to Company performance, accounting for the majority of the increase. Occupancy and equipment expense increased $760 thousand, or 10 percent, reflecting the cost of the additional locations. Outsourced data processing expense decreased by $94 thousand, the result of bringing all core processing onto our in-house data systems, offset somewhat by increased item capture expenses for Mountain West Bank resulting from increased volumes. Other expenses increased $1.382 million, or 11 percent, primarily from start up expenses on implementing the High Performance Checking program at the four banks not previously on the program, additional advertising expense, and costs associated with new branch offices and the acquisitions. The efficiency ratio (non-interest expense/net interest income + non-interest income) was 51 percent, improving slightly from the 52 percent in 2003, excluding the gain on sale of securities.

    Allowance for Loan Loss and Non-Performing Assets
    The provision expense for loan losses was $2.995 million, which is a decrease of $118 thousand from the prior year's provision. Net charge offs as a percentage of loans outstanding were .054 percent year-to-date, or .072 percent annualized, for 2004 which is down from .118 percent for the full year in 2003.

    Cash dividend
    On September 29, 2004, the board of directors declared a cash dividend of $.17 payable October 21, 2004 to shareholders of record on October 12, 2004. This was a $.01 increase from the same quarter's dividend in 2003, a 6 percent increase, and is a $.07 increase in dividends declared for the year, a 16 percent increase.

    Headquartered in Kalispell, Montana, Glacier Bancorp, Inc. conducts business from Glacier Bank of Kalispell, First Security Bank of Missoula, Glacier Bank of Whitefish, Valley Bank of Helena, Big Sky Western Bank of Bozeman, Western Security Bank of Billings, all located in Montana, and Mountain West Bank located in Idaho with two branches in Utah and two in Washington.

    Visit our website at www.glacierbancorp.com


                                  GLACIER BANCORP, INC.
                  CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL CONDITION

     (Unaudited - $ in thousands
      except per share data)         September 30,  December 31, September 30,
                                          2004          2003         2003
     Assets:
      Cash on hand and in banks          $69,625       77,093      67,538
      Interest bearing cash deposits       9,001        9,047      27,517
        Cash and cash equivalents         78,626       86,140      95,055

      Investment securities,
       available-for-sale              1,086,862    1,050,311     973,098

      Net loans receivable:
        Real estate loans                373,662      317,774     345,091
        Commercial Loans                 973,869      841,306     829,513
        Consumer and other loans         338,158      295,275     292,516
        Allowance for losses             (26,075)     (23,990)    (23,920)
             Total Loans, net          1,659,614    1,430,365   1,443,200

      Premises and equipment, net         54,244       53,251      53,025
      Real estate and other assets
       owned, net                            493          587         577
      Federal Home Loan Bank of
       Seattle stock, at cost             44,004       41,235      40,581
      Federal Reserve Bank stock, at
       cost                                5,800        5,408       5,250
      Accrued interest receivable         15,494       14,941      14,204
      Core deposit intangible, net         5,204        5,865       6,171
      Goodwill, net                       37,376       36,951      36,909
      Other assets                        14,982       14,579      15,004
                                      $3,002,699    2,739,633   2,683,074

     Liabilities and stockholders'
      equity:
       Non-interest bearing deposits    $438,578      369,052     392,746
       Interest bearing deposits       1,249,543    1,228,573   1,225,653
      Advances from Federal Home
       Loan Bank of Seattle              854,056      777,294     714,837
      Securities sold under
       agreements to repurchase           73,074       56,968      53,047
      Other borrowed funds                 9,612        8,018       5,740
      Accrued interest payable             5,439        4,353       4,779
      Current income taxes                 4,175          826       1,731
      Deferred tax liability               8,375        7,369       4,916
      Subordinated debentures             80,000       35,000      35,000
      Other liabilities                   16,869       14,341      16,520
        Total liabilities              2,739,721    2,501,794   2,454,969

      Preferred shares, 1,000,000
       shares authorized.
         None outstanding                    --            --          --
      Common stock, $.01 par value
       per share. 50,000,000 shares
       authorized                            245          242         241
      Paid-in capital                    225,647      222,588     221,168
      Retained earnings -
       substantially restricted           29,005        8,393       2,740
      Accumulated other
       comprehensive income                8,081        6,616       3,956
        Total stockholders' equity       262,978      237,839     228,105
                                      $3,002,699    2,739,633   2,683,074
      Number of shares outstanding    24,507,345   24,203,338  24,167,481
      Book value of equity per
       share                               10.73         9.83        9.44


                              GLACIER BANCORP, INC.
                       CONSOLIDATED STATEMENT OF OPERATIONS

     (Unaudited - $ in
      thousands except          Three months ended       Nine months ended
      per share data)             September 30,           September 30,
                               2004          2003        2004        2003

    Interest income:
      Real estate loans       $5,865        6,016      16,554      18,117
      Commercial loans        14,744       13,137      41,682      37,116
      Consumer and other
       loans                   5,166        4,999      14,914      15,131
      Investment securities
       and other              11,865        8,951      35,396      26,414
        Total interest
         income               37,640       33,103     108,546      96,778

    Interest expense:
      Deposits                 3,510        4,102      10,406      13,480
      FHLB Advances            4,787        4,252      13,723      12,551
      Securities sold under
       agreements to
       repurchase                231          157         565         490
      Subordinated
       debentures              1,547          903       4,064       2,711
      Other borrowed funds       180           25         235          81
        Total interest
         expense              10,255        9,439      28,993      29,313

    Net interest income       27,385       23,664      79,553      67,465
      Provision for
       loan losses             1,200        1,221       2,995       3,113
    Net Interest income
     after provision for
     loan losses              26,185       22,443      76,558      64,352

    Non-interest income:
      Service charges
       and other fees          5,331        4,088      14,386      11,523
      Miscellaneous loan
       fees and charges        1,106        1,084       3,465       3,246
      Gain on sale of loans    2,211        3,258       6,008       8,740
      Gain on sale of
       investments, net of
       impairment charge          --            5          --       1,253
      Other income               489          478       1,537       1,477
        Total fees and
         other income          9,137        8,913      25,396      26,239
     Non-interest expense:
       Compensation,
        employee benefits
        and related
        expenses              10,067        9,448      29,724      26,477
      Occupancy and
       equipment expense       2,662        2,536       8,026       7,266
      Outsourced data
       processing expense        346          393       1,127       1,221
      Core deposit
       intangibles
       amortization              265          308         810         937
      Other expenses           4,649        4,362      13,736      12,354
        Total non-interest
         expense              17,989       17,047      53,423      48,255
    Earnings before
     income taxes             17,333       14,309      48,531      42,336

    Federal and state
     income tax expense        5,653        4,612      15,478      13,859
    Net earnings             $11,680        9,697      33,053      28,477

    Basic earnings per
     share                      0.48         0.40        1.35        1.18
    Diluted earnings
     per share                  0.47         0.39        1.33        1.17
    Dividends declared
     per share                  0.17         0.16        0.51        0.44
    Return on average
     assets
     (annualized)              1.57%        1.49%       1.54%       1.58%
    Return on average
     equity
     (annualized)             18.12%       17.10%      17.74%      17.00%
    Average outstanding
     shares - basic       24,480,327   24,138,173  24,428,437  24,056,071
    Average outstanding
     shares - diluted     24,931,616   24,584,529  24,858,965  24,448,030


SOURCE  Glacier Bancorp, Inc.
    -0-                             10/21/2004
    /CONTACT: Michael J. Blodnick, +1-406-751-4701, or James H. Strosahl, +1-406-751-4702, both of Glacier Bancorp, Inc./
    /Web site:  http://www.glacierbancorp.com/
    (GBCI)

CO:  Glacier Bancorp, Inc.
ST:  Montana
IN:  FIN
SU:  ERN DIV